Exhibit 99.1

April 22, 2021
Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720
Media: Matt Samson (matt.b.samson@huntington.com), 312.263.0203

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2021 FIRST-QUARTER EARNINGS
Results Include 19% Revenue Growth, 6% Average Loan Growth, and 20% Average Core Deposit Growth
2021 First-Quarter Highlights (compared with 2020 First Quarter):
•Net income was $532 million, up $484 million from the year ago quarter.
•Earnings per common share (EPS) for the quarter were $0.48, an increase of $0.45.
•Return on average assets for the quarter was 1.76%, return on average common equity was 18.7%, and return on average tangible common equity was 23.7%.
•Tangible book value per common share increased $0.36, or 4%, to $8.64.
•Fully-taxable equivalent total revenue increased $216 million, or 19%.
◦Fully-taxable equivalent net interest income increased $182 million, or 23%, including the benefit of the $144 million mark-to-market of interest rate caps and $45 million of accelerated accretion from PPP loan forgiveness.
◦Net interest margin increased 34 basis points to 3.48%, including the 51 basis point benefit of the mark-to-market of interest rate caps and the 16 basis point benefit from accelerated accretion from PPP loan forgiveness.
◦Noninterest income increased $34 million, or 9%, driven by a $42 million, or 72%, increase in mortgage banking income.
•Noninterest expense increased $141 million, or 22%, including approximately $21 million of Significant Items expense related to the TCF acquisition.
•Efficiency ratio of 57.0%, up from 55.4%.
•Average loans and leases increased $4.6 billion, or 6%.
◦Average commercial loans increased $3.9 billion, or 11%, and average consumer loans increased $0.6 billion, or 2%.
•Average core deposits increased $16.3 billion, or 20%.
◦Average demand deposits increased $14.7 billion, or 36%.
•Net charge-offs equated to 0.32% of average loans and leases, down from 0.62%.
•Nonperforming asset ratio of 0.68%, down from 0.75%.

•Provision for credit losses decreased $501 million year-over-year to $(60) million.
•Allowance for credit losses (ACL) increased $199 million to $1.7 billion, or 2.17% of total loans and leases.
•Common Equity Tier 1 (CET1) risk-based capital ratio of 10.33%, up from 9.47% and modestly above our 9% to 10% operating guideline.
•Tangible common equity (TCE) ratio of 7.11%, down from 7.52%.
•In March, Huntington shareholders approved the planned acquisition of TCF Financial.
•In March, Huntington announced the planned consolidation of 44 Meijer in-store branches, which are expected to be completed in the 2021 second quarter.

COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN; www.huntington.com) reported net income for the 2021 first quarter of $532 million, an increase of $484 million from the year-ago quarter. Earnings per common share for the 2021 first quarter were $0.48, up $0.45 from the year-ago quarter. Tangible book value per common share as of 2021 first quarter-end was $8.64, a 4% year-over-year increase. Return on average assets was 1.76%, return on average common equity was 18.7%, and return on average tangible common equity was 23.7%. First-quarter results were favorably impacted by a $144 million positive mark-to-market of interest rate caps within the hedging program, $60 million of negative credit provisioning related to the improving economic outlook, and $45 million of accelerated accretion from Paycheck Protection Program (PPP) loan forgiveness, partially offset by $21 million of costs related to the pending TCF Financial acquisition.

CEO Commentary:
“Our first-quarter results reflected a very strong beginning to what will be an important year for Huntington. The economic recovery continues to gain its footing, and we are seeing encouraging signs throughout our footprint and our individual businesses. Our lending pipelines are up across the board, and customer sentiment is improving—supporting our confidence in more robust loan demand later in the year. Additionally, we continue to see strong core deposit inflows and expect this elevated level of liquidity will remain for some time,” said Steve Steinour, chairman, president, and CEO.
"We continue to make substantial progress with our pending acquisition of TCF. We recently received approval of the transaction from the shareholders of both companies. Our integration-planning teams are on track for a conversion later this year. We anticipate that we will receive the regulatory approvals and complete the acquisition as planned late in the second quarter."
"Our overall confidence in our performance and long-term strategy continues to drive our progress in extending digital capabilities across all parts of Huntington – from the development of digital-only tools in the Consumer and Business Bank to digital sales and service enhancements in Commercial Banking, Wealth Management, and Vehicle Finance. The increased digital and product investments will further differentiate the experience we provide to existing and acquired customers on our journey to become the leading people-first, digitally powered bank in the country.”

Table 1 – Earnings Performance Summary

	2021	2020
(in millions, except per share data)	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Net Income	$532	$316	$303	$150	$48
Diluted earnings per common share	0.48	0.27	0.27	0.13	0.03

Return on average assets	1.76%	1.04%	1.01%	0.51%	0.17%
Return on average common equity	18.7	10.4	10.2	5.0	1.1
Return on average tangible common equity	23.7	13.3	13.2	6.7	1.8
Net interest margin	3.48	2.94	2.96	2.94	3.14
Efficiency ratio	57.0	60.2	56.1	55.9	55.4

Tangible book value per common share	$8.64	$8.51	$8.43	$8.32	$8.28
Cash dividends declared per common share	0.15	0.15	0.15	0.15	0.15
Average diluted shares outstanding	1,041	1,036	1,031	1,029	1,035

Average earning assets	$114,105	$112,222	$110,665	$109,038	$101,783
Average loans and leases	80,261	81,116	80,542	80,199	75,696
Average core deposits	95,815	92,325	90,692	88,878	79,528

Tangible common equity / tangible assets ratio	7.11%	7.16%	7.27%	7.28%	7.52%
Common equity Tier 1 risk-based capital ratio	10.33	10.00	9.89	9.84	9.47

NCOs as a % of average loans and leases	0.32%	0.55%	0.56%	0.54%	0.62%
NAL ratio	0.64	0.65	0.70	0.81	0.72
ACL as a % of total loans and leases	2.17	2.29	2.31	2.27	2.06

Table 2 lists certain items that we believe are significant in understanding corporate performance and trends (see Basis of Presentation). There was one Significant Item in the 2021 first quarter: $21 million of TCF acquisition-related net pretax expense. There were no Significant Items in the other quarters presented.
Table 2 – Significant Items Influencing Earnings

Three Months Ended	Pre-Tax Impact	After-Tax Impact
($ in millions, except per share)	Amount	Amount (1)	EPS (2)
March 31, 2021 – net income		$532	$0.48
• TCF acquisition-related net expenses	$(21)	(17)	(0.02)
(1)Favorable (unfavorable) impact on net income.
(2)EPS reflected on a fully diluted basis.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Net Interest Margin Performance Summary – Year-over-Year Increase in Average Earning Assets Combined with Net Interest Margin Expansion Drive Net Interest Income Growth

	2021	2020
($ in millions)	First	Fourth	Third	Second	First	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$972	$825	$817	$792	$790	18%	23%
FTE adjustment	6	5	5	5	6	20	0
Net interest income - FTE	978	830	822	797	796	18	23
Noninterest income	395	409	430	391	361	(3)	9
Total revenue - FTE	$1,373	$1,239	$1,252	$1,188	$1,157	11%	19%

	2021	2020
	First	Fourth	Third	Second	First	Change (bp)
Yield / Cost	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Total earning assets	3.11%	3.13%	3.22%	3.35%	3.88%	(2)	(77)
Total loans and leases	3.78	3.70	3.75	3.75	4.29	8	(51)
Total securities	1.67	1.87	2.13	2.35	2.64	(20)	(97)
Total interest-bearing liabilities	(0.53)	0.27	0.39	0.57	0.98	(80)	(151)
Total interest-bearing deposits	0.06	0.08	0.18	0.28	0.68	(2)	(62)

Net interest rate spread	3.64	2.86	2.83	2.78	2.90	78	74
Impact of noninterest-bearing funds on margin	(0.16)	0.08	0.13	0.16	0.24	(24)	(40)
Net interest margin	3.48%	2.94%	2.96%	2.94%	3.14%	54	34
See Pages 6-8 of Quarterly Financial Supplement for additional detail.

Fully-taxable equivalent (FTE) net interest income for the 2021 first quarter increased $182 million, or 23%, from the 2020 first quarter. This increase reflected the benefit of a $12.3 billion, or 12%, increase in average earning assets and a 34 basis point increase in the FTE net interest margin (NIM) to 3.48%. Net interest income in the 2021 first quarter included a $144 million mark-to-market of interest rate caps, which favorably impacted the NIM by approximately 51 basis points (and reduced reported long-term debt costs by approximately 741 basis points), and $45 million of deferred PPP loan fees recognized upon receipt of forgiveness payments from the US Small Business Administration (SBA), which favorably impacted the NIM by approximately 16 basis points. The year-over-year decreases in average earning asset yields and average liability costs also reflected the impact of lower interest rates and changes in balance sheet mix, including elevated deposits at the Federal Reserve Bank.
Compared to the 2020 fourth quarter, FTE net interest income increased $148 million, or 18%, reflecting a $1.9 billion, or 2%, increase in average earning assets and 54 basis points of NIM expansion. Both the net interest income increase and the NIM expansion primarily reflected the net impacts of the mark-to-market of interest rate caps and the deferred PPP loan fees recognized upon receipt of forgiveness payments from the SBA. The mark-to-market of interest rate caps was $144 million in the 2021 first quarter compared to $5 million in the 2020 fourth quarter. The deferred PPP loan fees were $45 million in the 2021 first quarter compared to $5 million in the 2020 fourth quarter.

Table 4 – Average Earning Assets – Elevated Deposits at the Federal Reserve Bank and PPP Loans Drive Year-Over-Year Earning Asset Growth

	2021	2020
($ in billions)	First	Fourth	Third	Second	First	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$34.4	$34.9	$34.7	$35.3	$30.8	(1)%	11%
Commercial real estate	7.2	7.2	7.2	7.1	6.7	0	7
Total commercial	41.5	42.0	41.9	42.4	37.6	(1)	11
Automobile	12.7	12.9	12.9	12.7	12.9	(1)	(2)
Home equity	8.8	8.9	8.9	8.9	9.0	(1)	(2)
Residential mortgage	12.1	12.1	11.8	11.5	11.4	0	6
RV and marine	4.2	4.2	4.0	3.7	3.6	0	17
Other consumer	1.0	1.0	1.0	1.1	1.2	(6)	(18)
Total consumer	38.7	39.1	38.7	37.8	38.1	(1)	2
Total loans and leases	80.3	81.1	80.5	80.2	75.7	(1)	6
Total securities	26.2	24.1	22.8	24.2	24.4	9	7
Held-for-sale and other earning assets	7.6	7.0	7.3	4.6	1.7	9	350
Total earning assets	$114.1	$112.2	$110.7	$109.0	$101.8	2%	12%
See Page 6 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2021 first quarter increased $12.3 billion, or 12%, from the year-ago quarter, primarily reflecting a $5.4 billion, or 792%, increase in interest-bearing deposits at the Federal Reserve Bank, a $4.6 billion, or 6%, increase in average total loans and leases, and a $1.8 billion, or 7%, increase in average securities. Average commercial & industrial (C&I) loans increased $3.5 billion, or 11%, primarily reflecting the $5.8 billion of average PPP loans partially offset by lower C&I and dealer floorplan utilization rates. Average residential mortgage loans increased $0.7 billion, or 6%, reflecting continued robust portfolio mortgage production. Average RV and marine loans increased $0.6 billion, or 17%, reflecting strong consumer demand and continued strong production levels.
Compared to the 2020 fourth quarter, average earning assets increased $1.9 billion, or 2%, primarily reflecting a $2.1 billion, or 9%, increase in average securities, partially offset by a $0.9 billion, or 1%, decrease in average loans and leases. The increase in average securities reflected the purchase of securities to deploy excess liquidity. Average C&I loans decreased $0.5 billion, or 1%, primarily reflecting the $0.4 billion decrease in average PPP loans.
Huntington received forgiveness payments from the SBA for approximately $2.2 billion of PPP loans during the 2021 first quarter compared to $226 million of PPP loans during the 2020 fourth quarter. During the 2021 first quarter, $1.8 billion of "Round 2" PPP loans were originated.

Table 5 – Average Liabilities – Demand Deposits Drive Robust Year-over-Year Growth in Core Deposits

	2021	2020
	First	Fourth	Third	Second	First	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Demand deposits - noninterest-bearing	$29.1	$28.1	$27.4	$25.7	$20.1	3%	45%
Demand deposits - interest-bearing	26.8	25.1	23.9	23.9	21.2	7	26
Total demand deposits	55.9	53.2	51.3	49.6	41.3	5	36
Money market deposits	26.2	26.1	26.2	25.7	24.7	—	6
Savings and other domestic deposits	12.3	11.5	11.2	10.6	9.6	7	27
Core certificates of deposit	1.4	1.5	2.0	3.0	3.9	(6)	(65)
Total core deposits	95.8	92.3	90.7	88.9	79.5	4	20
Other domestic deposits of $250,000 or more	0.1	0.1	0.2	0.2	0.3	(17)	(64)
Brokered deposits and negotiable CDs	3.4	4.1	4.2	4.1	2.9	(18)	16
Total deposits	$99.3	$96.5	$95.1	$93.2	$82.7	3%	20%

Short-term borrowings	$0.2	$0.2	$0.2	$0.8	$3.4	(13)%	(94)%
Long-term debt	7.8	8.8	9.3	9.8	10.1	(12)	(23)
Total debt	$8.0	$9.0	$9.5	$10.6	$13.5	(12)%	(41)%

Total interest-bearing liabilities	$78.2	$77.5	$77.1	$78.2	$76.1	1%	3%
See Page 6 of Quarterly Financial Supplement for additional detail.

Average total interest-bearing liabilities for the 2021 first quarter increased $2.0 billion, or 3%, from the year-ago quarter. Average total deposits increased $16.6 billion, or 20%, while average total core deposits increased $16.3 billion, or 20%. The increase in average total core deposits was primarily driven by increased liquidity levels in reaction to the economic downturn, business and commercial growth related to the PPP loans, consumer growth largely related to government stimulus, increased consumer and business banking account production, and reduced attrition. Specifically within core deposits, average total demand deposits increased $14.7 billion, or 36%, average savings and other domestic deposits increased $2.6 billion, or 27%, and average money market deposits increased $1.6 billion, or 6%. Partially offsetting these increases, average core certificates of deposit (CDs) decreased $2.6 billion, or 65%, reflecting the maturity of balances related to the 2018 consumer deposit growth initiatives. Average total debt decreased $5.5 billion, or 41%, reflecting the repayment of short-term borrowings, the maturity and issuance of $3.2 billion and $1.3 billion of long-term debt, respectively, over the past five quarters, and the purchase of $0.5 billion of long-term debt under the tender offer completed in November 2020, all due to the strong core deposit growth.
Compared to the 2020 fourth quarter, average total interest-bearing liabilities increased $0.7 billion, or 1%. Average total deposits increased $2.7 billion, or 3%, and average total core deposits increased $3.5 billion, or 4%. The increase in average total core deposits was primarily driven by consumer growth largely related to government stimulus, increased liquidity levels among our commercial customers, seasonality in government banking, and improved consumer and business banking account retention. Specifically, within core deposits, average total demand deposits increased $2.7 billion, or 5%. Average total debt decreased $1.1 billion, or 12%, primarily reflecting the maturity of $1.1 billion of long-term debt, the purchase of $0.5 billion of long-term debt under the tender offer completed in November 2020, and the repayment of short-term borrowings, all due to the strong core deposit growth.

Noninterest Income
Table 6 – Noninterest Income – Continued Strength in Mortgage Banking Income Drives Year-over-year Growth in Noninterest Income

	2021	2020
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Mortgage banking income	$100	$90	$122	$96	$58	11%	72%
Service charges on deposit accounts	69	78	76	60	87	(12)	(21)
Card and payment processing income	65	65	66	59	58	0	12
Trust and investment management services	52	49	48	45	47	6	11
Capital markets fees	29	34	27	31	33	(15)	(12)
Insurance income	27	25	24	25	23	8	17
Bank owned life insurance income	16	14	17	17	16	14	0
Gain on sale of loans	3	13	13	8	8	(77)	(63)
Net (losses) gains on sales of securities	0	0	0	(1)	0	NM	NM
Other noninterest income	34	41	37	51	31	(17)	10
Total noninterest income	$395	$409	$430	$391	$361	(3)%	9%
See Pages 9-10 of Quarterly Financial Supplement for additional detail.

Reported total noninterest income for the 2021 first quarter increased $34 million, or 9%, from the year-ago quarter. Mortgage banking income increased $42 million, or 72%, primarily reflecting an 89% increase in salable mortgage originations and higher secondary marketing spreads offset by lower net mortgage servicing income. Card and payment processing income increased $7 million, or 12%, reflecting higher debit card usage. Trust and investment management services increased $5 million, or 11%, reflecting record net asset flows and positive equity market performance over the prior twelve months. Partially offsetting these increases, service charges on deposit accounts decreased $18 million, or 21%, primarily reflecting reduced customer activity and elevated deposits. Gain on sale of loans decreased $5 million, or 63%, primarily reflecting the lower SBA loan sales resulting from the strategic decision to retain SBA loans on the balance sheet.
Compared to the 2020 fourth quarter, reported total noninterest income decreased $14 million, or 3%. Gain on sale of loans decreased $10 million, or 77%, primarily reflecting lower SBA loan sales resulting from the strategic decision to retain SBA loans on the balance sheet. Service charges on deposit accounts decreased $9 million, or 12%, primarily reflecting reduced customer activity and elevated deposits. Other noninterest income decreased $7 million, or 17%, primarily reflecting a $6 million unfavorable Visa Class B derivative fair value adjustment. Capital markets fees decreased $5 million, or 15%, reflecting lower loan syndication fees and customer derivatives activity. Partially offsetting these decreases, mortgage banking income increased $10 million, or 11%, primarily reflecting a $10 million increase in net MSR risk management activities.

Noninterest Expense
Table 7 – Noninterest Expense – Continued Investment in Talent and Technology Drive Noninterest Expense

	2021	2020
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$468	$426	$453	$418	$395	10%	18%
Outside data processing and other services	115	111	98	90	85	4	35
Equipment	46	49	44	46	41	(6)	12
Net occupancy	42	39	40	39	40	8	5
Professional services	17	21	12	11	11	(19)	55
Amortization of intangibles	10	10	10	10	11	0	(9)
Marketing	14	15	9	5	9	(7)	56
Deposit and other insurance expense	8	8	6	9	9	0	(11)
Other noninterest expense	73	77	40	47	51	(5)	43
Total noninterest expense	$793	$756	$712	$675	$652	5%	22%
(in thousands)
Average full-time equivalent employees	15.4	15.5	15.7	15.7	15.4	(1)%	0%
See Page 9 of Quarterly Financial Supplement for additional detail.

Table 8 - Impacts of Significant Items

	2021	2020
	First	Fourth	Third	Second	First
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$—	$—	$—	$—	$—
Outside data processing and other services	8	—	—	—	—
Equipment	1	—	—	—	—
Net occupancy	3	—	—	—	—
Professional services	8	—	—	—	—
Amortization of intangibles	—	—	—	—	—
Marketing	—	—	—	—	—
Deposit and other insurance expense	—	—	—	—	—
Other noninterest expense	1	—	—	—	—
Total noninterest expense	$21	$—	$—	$—	$—

Table 9 - Adjusted Noninterest Expense (Non-GAAP)

	2021	2020
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$468	$426	$453	$418	$395	10%	18%
Outside data processing and other services	107	111	98	90	85	(4)	26
Equipment	45	49	44	46	41	(8)	10
Net occupancy	39	39	40	39	40	0	(3)
Professional services	9	21	12	11	11	(57)	(18)
Amortization of intangibles	10	10	10	10	11	0	(9)
Marketing	14	15	9	5	9	(7)	56
Deposit and other insurance expense	8	8	6	9	9	0	(11)
Other noninterest expense	72	77	40	47	51	(6)	41
Total noninterest expense	$772	$756	$712	$675	$652	2%	18%

Reported total noninterest expense for the 2021 first quarter increased $141 million, or 22%, from the year-ago quarter. Personnel costs increased $73 million, or 18%, primarily reflecting increased incentives and commissions, a timing change implemented in the 2021 first quarter with respect to moving forward the annual grant of equity compensation from May to March, and higher benefits costs. Outside data processing and other services increased $30 million, or 35%, reflecting technology investments and $8 million of TCF acquisition-related expense. Other noninterest expense increased $22 million, or 43%, primarily reflecting a $25 million donation to The Columbus Foundation. Professional services expense increased $6 million, or 55%, reflecting $8 million of acquisition-related legal expense. Equipment expense increased $5 million, or 12%, primarily reflecting technology investments. Marketing expense increased $5 million, or 56%, reflecting a return to pre-pandemic levels and additional investment in strategic marketing initiatives including new Fair Play product launches.
Reported total noninterest expense increased $37 million, or 5%, from the 2020 fourth quarter. Personnel costs increased $42 million, or 10%, primarily reflecting increased incentives and commissions, a timing change implemented in the 2021 first quarter with respect to moving forward the annual grant of equity compensation from May to March, and higher benefits costs.

Credit Quality

Table 10 – Credit Quality Metrics – Improvements in Economic Outlook and Underlying Credit Metrics Drive Credit Reserve Release

	2021	2020
($ in millions)	March 31,	December 31,	September 30,	June 30,	March 31,
Total nonaccrual loans and leases	$516	$532	$569	$648	$558
Total other real estate	2	4	5	7	10
Other NPAs (1)	26	27	28	58	18
Total nonperforming assets	544	563	602	713	586
Accruing loans and leases past due 90+ days	154	171	175	194	167
NPAs + accruing loans & leases past due 90+ days	$698	$734	$777	$907	$753
NAL ratio (2)	0.64%	0.65%	0.70%	0.81%	0.72%
NPA ratio (3)	0.68	0.69	0.74	0.89	0.75
(NPAs+90 days)/(Loans+OREO)	0.87	0.90	0.96	1.13	0.96
Provision for credit losses	$(60)	$103	$177	$327	$441
Net charge-offs	64	112	113	107	117
Net charge-offs / Average total loans	0.32%	0.55%	0.56%	0.54%	0.62%
Allowance for loans and lease losses (ALLL)	$1,703	$1,814	$1,796	$1,702	$1,504
Allowance for unfunded loan commitments and letters of credit	38	52	82	119	99
Allowance for credit losses (ACL)	$1,741	$1,866	$1,878	$1,821	$1,603
ALLL as a % of:
Total loans and leases	2.12%	2.22%	2.21%	2.12%	1.93%
NALs	330	341	316	263	270
NPAs	313	323	298	239	257
ACL as a % of:
Total loans and leases	2.17%	2.29%	2.31%	2.27%	2.06%
NALs	338	351	330	281	287
NPAs	320	332	311	255	273
(1)Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.
(2)Total NALs as a % of total loans and leases.
(3)Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 11-14 of Quarterly Financial Supplement for additional detail.

Overall asset quality showed improvement for the third consecutive quarter. Nonperforming assets (NPAs) decreased to $544 million, or 0.68% of total loans and leases and OREO, from $586 million, or 0.75%, a year ago. Nonaccrual loans and leases (NALs) decreased $42 million, or 8%, to $516 million, or 0.64% of total loans and leases. OREO balances decreased $8 million, or 80%, from the year-ago quarter. On a linked quarter basis, NALs decreased $16 million, or 3%, while NPAs decreased $19 million, or 3%. The linked quarter decrease in NALs was primarily within the commercial portfolio.
The provision for credit losses decreased $501 million year-over-year to $(60) million in the 2021 first quarter. Net charge-offs (NCOs) decreased $53 million to $64 million. NCOs represented an annualized 0.32% of average loans and leases in the current quarter, down from 0.55% in the prior quarter and down from 0.62% in the year-ago quarter. Both commercial and consumer NCOs showed improvement on a year-over-year and linked quarter basis. We remain confident in the long-term credit performance of our loan portfolios.
The allowance for loan and lease losses (ALLL) increased $199 million from the year-ago quarter to $1.7 billion, or 2.12% of total loans and leases. The ALLL as a percentage of period-end total NALs increased to 330% from 270% over the same period. The allowance for credit losses (ACL) increased by $138 million from the year-ago quarter to $1.7 billion, or 2.17% of total loans and leases. On a linked quarter basis, the ACL decreased $125 million. We believe the levels of the ALLL and ACL are appropriate given the current level of problem loans and the economic outlook.

Capital
Table 11 – Capital Ratios – Ratios Remain within Targeted Operating Ranges

	2021	2020
($ in billions)	March 31,	December 31,	September 30,	June 30,	March 31,
Tangible common equity / tangible assets ratio	7.11%	7.16%	7.27%	7.28%	7.52%
Common equity tier 1 risk-based capital ratio (1)	10.33%	10.00%	9.89%	9.84%	9.47%
Regulatory Tier 1 risk-based capital ratio (1)	13.32%	12.47%	12.37%	11.79%	10.81%
Regulatory Total risk-based capital ratio (1)	15.25%	14.46%	14.39%	13.84%	12.74%
Total risk-weighted assets (1)	$89.5	$88.9	$88.4	$87.3	$90.2
(1)March 31, 2021 figures are estimated. Amounts are presented on a Basel III standardized approach basis for calculating risk-weighted assets. The capital ratios reflect Huntington’s election of a five-year transition to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period.
See Pages 15-16 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio was 7.11% at March 31, 2021, down 41 basis points from a year ago due to year-over-year balance sheet growth. Common Equity Tier 1 (CET1) risk-based capital ratio was 10.33%, up from 9.47% a year ago. The regulatory Tier 1 risk-based capital ratio was 13.32% compared to 10.81% at March 31, 2020. The increase in regulatory capital ratios was driven by earnings, adjusted for CECL transition, offset by the repurchase of $5 million of common stock over the last four quarters (all during the 2020 fourth quarter) and cash dividends. The balance sheet growth impact on regulatory capital ratios was largely offset by a change in asset mix during 2020 related to the PPP loans and elevated deposits at the Federal Reserve Bank (both of which are 0% risk weighted). The regulatory Tier 1 risk-based capital and total risk-based capital ratios also reflect the issuance of $500 million of Series F preferred stock in the 2020 second quarter, $500 million of Series G preferred stock in the 2020 third quarter, and $500 million of Series H preferred stock in the 2021 first quarter.

Income Taxes
The provision for income taxes was $102 million in the 2021 first quarter and $10 million in the 2020 first quarter. The effective tax rates for the 2021 first quarter and 2020 first quarter were 16.1% and 17.0%, respectively. The variance between the 2021 first quarter and the 2020 first quarter provision for income taxes and effective tax rates relates primarily to higher pre-tax income and the impact of stock-based compensation.
At March 31, 2021, we had a net federal deferred tax liability of $149 million and a net state deferred tax asset of $24 million.

Expectations - Full Year 2021 (Huntington Standalone)
Full year 2021 revenue is expected to increase approximately 3% to 5% from the prior year. Full year 2021 noninterest expense is expected to increase approximately 7% to 9% year-over-year.
Average loans and leases are expected to increase approximately 1% to 3% year-over-year. Average total deposits are expected to increase approximately 9% to 11% compared to full year 2020.
Asset quality metrics are expected to remain strong, with net charge-offs in a range of approximately 30 to 40 basis points, with some moderate quarterly volatility.
The effective tax rate for full year 2021 is expected to be in the range of 16% to 17%.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on April 22, 2021, at 8:30 a.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13716636. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through April 30, 2021 at (877) 660-6853 or (201) 612-7415; conference ID #13716636.
Please see the 2021 First Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website, http://www.huntington.com.

About Huntington
Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $126 billion of assets and a network of 814 full-service branches, including 11 Private Client Group offices, and 1,314 ATMs across seven Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides vehicle finance, equipment finance, national settlement, and capital market services that extend beyond its core states. Visit huntington.com for more information.

Caution regarding Forward-Looking Statements
This communication contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; the magnitude and duration of the COVID-19 pandemic and its impact on the global economy and financial market conditions and our business, results of operations, and financial condition; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; reform of LIBOR; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services including those implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement between Huntington and TCF; the outcome of any legal proceedings that may be instituted against Huntington or TCF; delays in completing the transaction; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction); the failure to satisfy any of the conditions to the transaction on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Huntington and TCF do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; the ability to complete the transaction and integration of Huntington and TCF successfully; the dilution caused by Huntington’s issuance of additional shares of its capital stock in connection with the transaction; and other factors that may affect the future results of Huntington and TCF. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2020, which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of Huntington’s website,
http://www.huntington.com, under the heading “Publications and Filings” and in other documents Huntington files with the SEC, and in TCF’s Annual Report on Form 10-K for the year ended December 31, 2020, which is on file with the SEC and available on TCF’s investor relations website, http://ir.tcfbank.com, under the heading “Financial Information” and in other documents TCF files with the SEC.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither Huntington nor TCF assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation
Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website, http://www.huntington.com.
Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Rounding
Please note that columns of data in this document may not add due to rounding.

Significant Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items.” Most often, these Significant Items result from factors originating outside the company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.
Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation write-downs, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.
Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance - i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).
“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2020 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.